UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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THE FIRST MARBLEHEAD CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 2, 2006

Fellow Stockholders:

We are pleased to invite you to our 2006 annual meeting of stockholders. The meeting will take place on Thursday, November 9, 2006 at 12:00 p.m., local time, at The Cornell Club—New York, located at 6 East 44th Street, New York, New York 10017. Annual meetings play an important role in maintaining communications and understanding among our management, board of directors and stockholders, and we hope you will join us.

On the pages following this letter you will find the notice of our 2006 annual meeting of stockholders, which lists the items of business to be considered at the meeting, and the proxy statement, which describes the items of business listed in the notice and provides other information you may find useful in deciding how to vote. We have also enclosed our annual report to stockholders for the fiscal year ended June 30, 2006, which contains, among other things, our audited consolidated financial statements.

If you are a stockholder of record, we have enclosed a proxy card that enables you to vote on the matters to be considered at the meeting if you do not plan to attend in person. To vote, simply mark, sign and date your proxy card and mail it in the enclosed postage-paid envelope. If your shares are held in “street name”—that is, held for your account by a bank, broker, trust or other holder of record—you will receive instructions from the holder of record that you must follow for your shares to be voted.

The ability to have your vote counted at the meeting is an important stockholder right. Regardless of the number of shares you hold, and whether or not you plan to attend the meeting, we hope that you will cast your vote.

Thank you for your ongoing support and continued interest in The First Marblehead Corporation.

Sincerely,

Peter B. Tarr
Chairman of the Board and General Counsel

THE FIRST MARBLEHEAD CORPORATION
The Prudential Tower
800 Boylston Street, 34th Floor
Boston, Massachusetts 02199

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	12:00 p.m., local time, on Thursday, November 9, 2006
Place	The Cornell Club—New York 6 East 44th Street New York, New York 10017
Items of Business	At the meeting, we will ask you and our other stockholders to:
(1) elect nine directors for terms to expire at the next annual meeting of stockholders;

(2)   approve an amendment to our executive incentive compensation plan to enable qualified performance-based compensation granted pursuant to the plan to be settled in either cash or equity securities of an equivalent value issued under our current or future equity plans approved by our stockholders, or a combination of cash and such equity securities;

(3) ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2007; and
(4) transact any other business as may properly come before the meeting or any postponement or adjournment of the meeting.
The board of directors has no knowledge of any other business to be transacted at the annual meeting.
Record Date	You may vote if you were a stockholder of record at the close of business on September 22, 2006.
Proxy Voting

It is important that your shares be represented and voted at the meeting. If you are a stockholder of record and do not plan to attend the meeting, please mark, sign, date and promptly mail your proxy card in the enclosed postage-paid envelope. You may revoke your proxy at any time before its exercise at the meeting. If your shares are held in street name and you do not plan to attend the meeting, please follow the instructions provided by the holder of record to ensure that your shares are voted.

By order of the Board of Directors,

Donald R. Peck
Secretary
October 2, 2006
Boston, Massachusetts

THE FIRST MARBLEHEAD CORPORATION
The Prudential Tower
800 Boylston Street, 34th Floor
Boston, Massachusetts 02199

PROXY STATEMENT

For Our Annual Meeting of Stockholders to be held on November 9, 2006

The First Marblehead Corporation, a Delaware corporation (referred to as “we,” “us” or “First Marblehead” in this document), has sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at our 2006 annual meeting of stockholders. The annual meeting will be held on Thursday, November 9, 2006, at 12:00 p.m., local time, at The Cornell Club—New York, located at 6 East 44th Street, New York, New York 10017. If the annual meeting is adjourned for any reason, the proxies may be used at any adjournments of the annual meeting.

This proxy statement summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote. The proxy card is the means by which you actually authorize another person to vote your shares in accordance with your instructions at the annual meeting, if you do not plan to attend in person.

We are mailing this proxy statement and the enclosed proxy card to stockholders on or about October 2, 2006. In this mailing, we are also including copies of our annual report to stockholders for the fiscal year ended June 30, 2006. We refer to the fiscal year ended June 30, 2006 as fiscal 2006 throughout this proxy statement.

Our annual report on Form 10-K for fiscal 2006, as filed with the Securities and Exchange Commission, or SEC, including our audited financial statements, is available free of charge on our website at www.firstmarblehead.com or through the SEC’s electronic data system at www.sec.gov. To request a printed copy of our Form 10-K, which we will provide to you free of charge, either:  write to Investors Relations, The First Marblehead Corporation, The Prudential Tower, 800 Boylston Street, 34th Floor, Boston, Massachusetts 02199, or email Investor Relations at info@firstmarblehead.com.

INFORMATION ABOUT THE ANNUAL MEETING

Who is entitled to vote?

The record date for the annual meeting was September 22, 2006. Holders of record of our common stock at the close of business on that date are entitled to one vote per share on each matter properly brought before the meeting. As of the close of business on September 22, 2006, we had 62,895,344 shares of our common stock outstanding.

A list of stockholders of record entitled to vote will be available at the meeting. In addition, you may contact our Secretary, Donald R. Peck, at our address as set forth above, to make arrangements to review a copy of the stockholder list at our offices, for any purpose germane to the meeting, between the hours of 9:00 a.m. and 5:00 p.m., local time, on any business day from October 30, 2006 up to the time of the meeting.

Am I entitled to vote if my shares are held in “street name?”

If the shares you own are held in “street name,” these proxy materials have been forwarded to you by the record holder of your shares, typically your bank or brokerage firm. You have the right to direct the record holder how to vote your shares, and the record holder is required to vote according to your instructions. To instruct your record holder how to vote your shares, please follow the directions the record holder provides to you. Many banks and brokerage firms solicit voting instructions over the Internet or by telephone.

Under the rules of the New York Stock Exchange, if you do not give voting instructions to the record holder, it will be permitted to vote your shares with respect to certain “discretionary” items. The election of directors (proposal one), the approval of the amendment to our executive incentive compensation plan (proposal two) and the ratification of the appointment of our independent registered public accounting firm (proposal three) are considered discretionary items under New York Stock Exchange rules. If the record holder does not exercise its discretionary authority with regard to a proposal, your shares will be treated as “broker non-votes” on the particular matter.

If your shares are held in street name, you are cordially invited to attend the annual meeting, but please bring an account statement or letter from the stockholder of record that confirms you are the beneficial owner of those shares as of the record date. You may not vote your shares in person at the meeting unless you obtain a proxy, executed in your favor, from the holder of record of your shares.

How may I vote if I am a stockholder of record?

If you are a stockholder of record (i.e., you hold shares in your name in an account with our stock transfer agent, Computershare Trust Company,, N.A.), you may vote your shares in person or by proxy:

•       to vote in person, you must attend the meeting, and then complete and submit the ballot provided at the meeting.

•       to vote by proxy, you must mark, sign and date the enclosed proxy card and then mail the proxy card in the enclosed postage-paid envelope. Your proxy will be valid only if you complete and return the proxy card before the meeting. By completing and returning the proxy card, you will direct the designated persons to vote your shares at the meeting in the manner you specify in the proxy card.

The proxy card solicited by our board of directors provides stockholders the choice of voting for each of the director nominees or withholding votes for each of the nominees (proposal one) and the choice of voting for, voting against or abstaining with respect to the proposals to amend our executive incentive compensation plan (proposal two) and to ratify the appointment of KPMG LLP as our independent registered public accounting firm (proposal three). If you indicate a choice on the proxy card with respect to any matter to be acted upon, the shares will be voted as specified. If you sign and return your proxy card and do not specify a choice, your shares will be voted according to the board of directors’ recommendations, as indicated in this proxy statement.

How may I change my vote?

If you are a stockholder of record, even if you complete and return a proxy card, you may revoke it at any time before it is exercised by taking one of the following actions:

•       send written notice to Donald R. Peck, our Secretary, at our address above;

•       send us another signed proxy with a later date; or

•       attend the meeting, notify our Secretary that you are present, and then vote by ballot.

If you own shares in “street name,” the record holder of your shares should provide you with appropriate instructions for changing your vote.

How many shares must be present to hold the annual meeting?

In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of our capital stock issued and outstanding and entitled to vote at the meeting, that is, at least 31,447,673 shares.

Shares of common stock present in person or represented by proxy (including any “broker non-votes” and shares that abstain or provide no voting instructions with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists.

If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required to approve each matter?

Proposal One—Election of Directors

Under our by-laws, directors will be elected by a plurality of the votes cast by our stockholders entitled to vote on the election. In other words, the nine nominees for director receiving the highest number of votes FOR election will be elected as directors, regardless of whether that number represents a majority of the votes cast.

Proposal Two—Amendment to Our Executive Incentive Compensation Plan

Under our by-laws, the affirmative vote of a majority of the votes cast by the holders of all of the shares present or represented at the annual meeting and voting on the matter is needed to approve the amendment to our executive incentive compensation plan to enable qualified performance-based compensation granted pursuant to the plan to be settled, in the discretion of a subcommittee of the compensation committee of our board of directors, in either cash or equity securities of an equivalent value issued under our current or future equity plans approved by our stockholders, or a combination of cash and such equity securities.

Proposal Three—Ratification of Appointment of KPMG LLP

Under our by-laws, the affirmative vote of a majority of the votes cast by the holders of all of the shares present or represented at the annual meeting and voting on the matter is needed to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2007. We refer to the fiscal year ending June 30, 2007 as fiscal 2007 throughout this proxy statement.

How will votes be counted?

Each share of common stock will be counted as one vote. Neither votes withheld for a particular nominee nor broker non-votes will have an effect on the outcome of the election of directors. Neither abstentions nor broker non-votes will have an effect on the outcome of proposal two or proposal three.

How does the board of directors recommend that I vote?

Our board of directors recommends that you vote:

•       FOR proposal one—to elect our nine nominees to the board of directors;

•       FOR proposal two—to approve an amendment to our executive incentive compensation plan to enable qualified performance-based compensation granted pursuant to the plan to be settled in either cash or equity  securities of an equivalent value issued under our current or future equity plans approved by our stockholders, or a combination of cash and such equity securities; and

•       FOR proposal three—to ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2007.

Will any other business be conducted at the annual meeting?

Our board of directors does not know of any other business to be conducted or matters to be voted upon at the meeting. Under our by-laws, the deadline for stockholders to notify us of any proposals or nominations for director to be presented for action at the annual meeting was August 28, 2006. If any other matter properly comes before the meeting, the persons named in the proxy card that accompanies this proxy statement will exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter or proposal.

Who pays for the solicitation of proxies?

We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile, email, personal interviews and other means. We have requested banks, brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy materials to the persons for whom they hold shares and request instructions for voting the proxies. We will reimburse the banks, brokerage houses and other persons for their reasonable out-of-pocket expenses in connection with this distribution.

How and when may I submit a proposal for the 2007 annual meeting?

If you are interested in submitting a proposal for inclusion in the proxy statement and proxy card for our 2007 annual meeting, you must follow the procedures outlined in Rule 14a-8 under the Securities Exchange Act of 1934, as amended. We must receive any proposals intended for inclusion in the proxy statement at our principal executive offices, The Prudential Tower, 800 Boylston Street, 34th Floor, Boston, Massachusetts 02199 Attention: Secretary, no later than June 4, 2007.

If you wish to present a proposal at the 2007 annual meeting, but do not wish to have the proposal considered for inclusion in our proxy statement and proxy card, you must also give written notice to us at the address noted above. Our by-laws specify the information that must be included in any such notice, including a brief description of the proposal and the name of the stockholder proposing such business. We must receive this notice at least 60 days, but not more than 90 days, prior to November 9, 2007. However, if the 2007 annual meeting is scheduled to be held prior to October 20, 2007 or after January 8, 2008, your notice must be received no earlier than the 90th day prior to the 2007 annual meeting and no later than the close of business on the later of (1) the 60th day prior to the 2007 annual meeting and (2) the 10th day following the date on which notice of the date of the meeting was mailed or public disclosure was made, whichever occurs first. If you fail to provide timely notice of a proposal to be presented at the 2007 annual meeting, the chairman of the meeting may exclude the proposal from being brought before the meeting.

DISCUSSION OF PROPOSALS

Proposal One:  Election of Directors

Our board of directors, on the recommendation of our nominating and corporate governance committee, has nominated Leslie L. Alexander, Stephen E. Anbinder, William R. Berkley, Dort A. Cameron III, George G. Daly, Peter S. Drotch, William D. Hansen, Jack L. Kopnisky and Peter B. Tarr for election as directors.

The persons named in the enclosed proxy card will vote to elect each of these nominees as a director, unless the proxy is marked otherwise. Each director will be elected to hold office until the next annual meeting of stockholders and until his successor is elected and qualified. Each of the nominees other than Mr. Kopnisky is currently a director. Mr. Kopnisky serves as our Chief Executive Officer, President and Chief Operating Officer. Each nominee has indicated a willingness to serve as director, if elected. If any nominee becomes unable or unwilling to serve, however, the proxies may be voted for substitute nominees selected by our board of directors.

No director, or associate of any director, is a party adverse to us or any of our subsidiaries in any material proceeding or has any material interest adverse to us or any of our subsidiaries. No director is related by blood, marriage or adoption to any other director or executive officer.

Our board of directors recommends a vote FOR each of the nominees.

Director Nominees

Set forth below are the names of each nominee for director, the year in which they first became a director, their ages as of October 1, 2006, their positions and offices with us, their principal occupations and business experience during the five years ended June 30, 2006, and the names of other public companies for which they serve as a director.

LESLIE L. ALEXANDER
Age: 63

Leslie L. Alexander has served as a director since December 1995. Mr. Alexander has been an institutional investor with the Alexander Group since 1980. Mr. Alexander has owned the Houston Rockets professional basketball team since 1993 and the Houston Comets professional basketball team since 1997. Mr. Alexander received a B.S. from New York University and a J.D. from Western State University.

STEPHEN E. ANBINDER
Age: 68

Stephen E. Anbinder is a co-founder of First Marblehead and has served as Vice Chairman of the Board of Directors since May 2002. Mr. Anbinder has served as a consultant to us since June 2006, following his retirement as an employee. Mr. Anbinder previously served as our President, from December 1995 to May 2002, and Treasurer, from May 2002 to June 2003. From 1980 to 1981 and from 1962 to 1969, Mr. Anbinder held positions with Scudder Stevens & Clark, an investment counseling firm, serving most recently as a Vice President and member of its investment policy committee. From 1970 to 1979, Mr. Anbinder served as a Managing Director of Dillon Read & Company, a securities brokerage firm, where he headed the fixed income capital markets group and was a member of the board of directors. Mr. Anbinder received a B.A. in literature from Cornell University and an M.B.A. from the Harvard Graduate School of Business Administration.

WILLIAM R. BERKLEY
Age: 60

William R. Berkley has served as a director since December 1995, and as our lead director since January 2004. Mr. Berkley served as interim Chairman of the Board of Directors from September 2005 until October 2005. Mr. Berkley has served as Chairman of the Board of Directors and Chief Executive Officer of W.R. Berkley Corporation, a publicly held property casualty insurance company, since its formation in 1967. Mr. Berkley also serves as President and Chief Operating Officer of W. R. Berkley Corporation, positions which he has held since 2000. Mr. Berkley also serves as Chairman of the Board or director of a number of other public and private companies. These include Strategic Distribution, Inc., a publicly held provider of maintenance, repair and operating supply chain management services; Associated Community Bancorp, Inc., a bank holding company which owns all of the issued and outstanding capital stock of Connecticut Community Bank, N.A., a federally chartered commercial bank; and Interlaken Capital, Inc., a private investment firm. Mr. Berkley is a Trustee and member of the Executive Committee of the Board of Trustees of New York University and Chairman of the Board of Overseers of The Leonard N. Stern School of Business of New York University. Mr. Berkley received a B.S. from New York University and an M.B.A. from the Harvard Graduate School of Business Administration.

DORT A. CAMERON III
Age: 61

Dort A. Cameron III has served as a director since December 1995. Mr. Cameron is a private investor who has served as the Managing Member of the Airlie Group, a money management firm, since 1994. In 2003, Mr. Cameron founded The Airlie Opportunity Capital Management, L.P., a registered investment company, which manages hedge funds that invest in stressed and distressed high yield debt markets. From 1993 to 2000, Mr. Cameron served as Chairman of Entex Information Services, Inc., a provider of distributed computing infrastructure services and hardware. Mr. Cameron currently serves as a Trustee Emeritus of Middlebury College and serves on the Rippowam Cisqua School and Westchester Land Trust Boards. Mr. Cameron received an A.B. from Middlebury College.

GEORGE G. DALY
Age: 65

George G. Daly has served as a director since September 2002. Mr. Daly has served as Dean of the Robert Emmett McDonough School of Business at Georgetown University since November 2005. From 1998 to October 2005, Mr. Daly was the Albert Fingerhut Professor of Business Administration at the Leonard N. Stern School of Business of New York University. From 1993 to August 2002, he was the Dean of the Stern School. From 1983 to 1993, Mr. Daly served as Dean and Professor at the College of Business Administration at the University of Iowa. He has also served in senior posts in the federal government and as a consultant to the National Football League. Mr. Daly has served as a director of W.R. Berkley Corporation since 1997. Mr. Daly received an A.B. from Miami University of Ohio and an M.A. and Ph.D. from Northwestern University.

PETER S. DROTCH
Age: 64

Peter S. Drotch has served as a director since October 2003. From 1975 to 2000, Mr. Drotch was a partner at PricewaterhouseCoopers LLP, an accounting firm, from which he retired in 2000. Mr. Drotch joined Price Waterhouse in 1964. Mr. Drotch held a number of positions at PricewaterhouseCoopers, most recently leading the firm’s services to the investment management industry in the Americas and serving as a member of the global leadership team for this industry services group, which provides services to investment advisors, banks, insurance companies, broker dealers, industrial corporations and governmental units with respect to their investment management operations. Mr. Drotch’s volunteer activities include Trustee and chair of the finance committee of the University of Connecticut, Trustee of Huntington Theatre, and past Chairman of the University of Connecticut Foundation. Mr. Drotch is a Trustee, member of the audit committee and chair of the compliance committee of The BlackRock Mutual Funds. He is also a director of Tufts Health Plan and is chair of its audit committee. Mr. Drotch received a B.S. in accounting from the University of Connecticut.

WILLIAM D. HANSEN
Age: 47

William D. Hansen has served as a director and as chairman of our advisory council since July 2003. Mr. Hansen has served since August 2005 as Senior Managing Director of Chartwell Education Group, LLC, an education-related consulting firm. From July 2003 to August 2005, Mr. Hansen served as the Senior Vice President and Managing Director of Affiliated Computer Services’ Education Services

Business, which provides business process and information technology services to commercial and government clients. From May 2001 to July 2003, Mr. Hansen served as the Deputy Secretary of the U.S. Department of Education, functioning as its chief operating officer. From 1993 to 2001, Mr. Hansen was the President of the Education Finance Council, a not-for-profit trade association representing state-based student loan finance organizations. From 1981 to 1993, he held numerous senior executive positions, including Assistant Secretary for Management and Budget and Chief Financial Officer, at the U.S. Department of Education. Mr. Hansen also held senior executive positions at the U.S. Departments of Commerce and Energy. He has served on numerous state and national boards and commissions on reforming elementary and secondary schools and increasing access to higher education, including the National Commission on the Cost of Higher Education. Mr. Hansen also currently serves as a director of the University of Phoenix. Mr. Hansen received a B.S. in economics from George Mason University.

JACK L. KOPNISKY
Age: 50

Jack L. Kopnisky has served as our President and Chief Operating Officer since September 6, 2005 and as our Chief Executive Officer since September 27, 2005. Prior to joining First Marblehead, Mr. Kopnisky served as the President of the Consumer Banking Group at KeyCorp, a financial services firm, where he was responsible for Retail Banking, Business Banking, Consumer Finance and Community Development from June 2000 to August 2005. During those years, Mr. Kopnisky served as Chief Executive Officer and President of KeyBank USA’s Consumer Finance Business which included Auto, Student, Mortgage, Recreational and Home Equity Lending. Mr. Kopnisky received a B.A. in economics and business administration from Grove City College.

PETER B. TARR
Age: 55

Peter B. Tarr has served as our General Counsel since July 2005 and as our Chairman of the Board of Directors since October 2005. Mr. Tarr served as Vice Chairman of the Board of Directors from August 2005 until his election as Chairman. From 1986 to June 2005, Mr. Tarr was a Senior Partner in the corporate law department at the law firm of Wilmer Cutler Pickering Hale and Dorr LLP, where he also served as a member of the Executive Committee. Mr. Tarr’s practice focused on advising boards of directors on corporate governance, strategic transactions and public offerings of securities. Mr. Tarr received a B.A. from Yale College, an M.A.R. from Yale Divinity School and a J.D. from the University of Virginia School of Law.

Proposal Two:  Amendment to Our Executive Incentive Compensation Plan

In November 2004, our stockholders approved the adoption of our executive incentive compensation plan and the material terms of the performance goals applicable to the incentive plan. As the Compensation Committee Report on Executive Compensation discusses, our compensation programs are based on a pay-for-performance philosophy. The incentive plan, which provides for annual and long-term incentive awards to our key employees, is intended to create a direct link between cash compensation and the attainment of our strategic and financial objectives. The principal terms of the incentive plan are summarized below. The summary is qualified in its entirety by the full text of the incentive plan, which is attached as Appendix A to this proxy statement and marked to highlight the proposed amendment.

The incentive plan currently provides for the settlement of incentive awards only in cash. Stock-based equity incentives, however, are also an important component of our compensation philosophy. We believe that equity awards provide ownership opportunities and performance-based incentives that align the recipient’s interests with those of our stockholders. We are seeking stockholder approval of an amendment to the incentive plan that would enable qualified performance-based compensation pursuant to the plan to be settled in either cash or equity awards of an equivalent value, or a combination of cash and equity awards. A subcommittee of the compensation committee of the board of directors, which we refer to in this proxy statement as the Section 162(m) subcommittee, would have discretion to determine whether awards would be settled in cash or equity securities, such as restricted stock units. Any such equity securities would be issued under our current or future equity plans approved by our stockholders. If stockholders do not approve the proposed amendment of the incentive plan, the plan would continue and all payments pursuant to the plan would continue to be settled solely in cash.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to in this proxy statement as Section 162(m), generally disallows a federal income tax deduction to public companies for compensation over $1,000,000 in any taxable year paid to its chief executive officer or its four other most highly compensated executive officers, which we refer to collectively as covered employees. Certain compensation, including qualified “performance-based compensation,” is not subject to the deduction limitation if certain requirements are met.

Depending on the extent to which performance goals are achieved, it is possible for the sum of base salary and annual bonus for our covered employees to exceed $1,000,000. Our board of directors therefore believes it is important that annual and long-term incentive compensation payments to our covered employees be qualified as “performance-based” compensation in order to retain the corporate tax deductibility of the payments. We are seeking approval of the amendment to the incentive plan in order to enable us to qualify our incentive payments to covered employees for such a deduction, if such payments are settled in equity securities, cash or a combination thereof.

Description of Our Executive Incentive Compensation Plan

Eligible Employees.   Our key employees who are or may become covered employees are eligible for awards under the incentive plan. Nine key employees are currently eligible to receive awards under the incentive plan for fiscal 2007.

Annual Incentive Awards.   The incentive plan previously approved by our stockholders allows for aggregate payments to our covered employees pursuant to annual incentive awards of not more than five percent of our income from operations for that fiscal year. If there is no income from operations, no payments can be made under annual incentive awards under the incentive plan. No individual may receive as a maximum amount a payment under the incentive plan for an annual incentive award which exceeds fifty percent of five percent of our income from operations for the fiscal year. Payments for annual incentive awards granted under the incentive plan are currently made in cash. If stockholders approve the proposed amendment to the incentive plan, the Section 162(m) subcommittee would have discretion to make payments pursuant to annual incentive awards in either cash or equity securities of an equivalent value, or a combination of cash and such equity securities.

Long-term Incentive Awards.   Long-term incentive awards may also be granted under the incentive plan. These awards will be earned only if pre-established performance goals over established performance periods are met. The performance goals may vary from participant to participant, group to group, and period to period. The performance goals for long-term incentive awards will be based upon one or more of the following:

•       Net earnings or net income (before or after taxes);

•       Earnings per share;

•       Net service revenue or revenue growth;

•       Net income from operations;

•       Return measures (including, but not limited to, return on assets, capital, equity, or sales or revenue);

•       Cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on equity);

•       Earnings before or after taxes, interest, depreciation, and/or amortization;

•       Productivity ratios;

•       Share price (including, but not limited to, growth measures and total shareholder return);

•       Expense targets;

•       Margins;

•       Operating efficiency;

•       Market share;

•       Client satisfaction; and

•       Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital). EVA® is a registered trademark of Stern Stewart & Co.

The Section 162(m) subcommittee will determine whether the performance targets or goals that have been chosen for a particular long-term incentive award have been met and may provide in an award that any evaluation of performance may include or exclude any of the following that are objectively determinable and that occur during the long-term performance period to which the award is subject: asset write-downs, litigation, claims, judgments, or settlements; the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reporting results; any reorganization and restructuring programs; extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in First Marblehead’s annual report to stockholders for the applicable fiscal year; acquisitions or divestitures; and foreign exchange gains and losses.

The incentive plan limits the maximum amount that any covered employee may receive in a year under a long-term incentive award to no more than $10,000,000. If stockholders approve the proposed amendment to the incentive plan, the Section 162(m) subcommittee would have discretion to make payments pursuant to long-term incentive awards in either cash or equity securities of an equivalent value, or a combination of cash and such equity securities.

Incentive Plan Administration.   The incentive plan is administered by the Section 162(m) subcommittee, which is composed entirely of two or more directors who meet the criteria of “outside director” under Section 162(m). During fiscal 2006, the members of the Section 162(m) subcommittee were Messrs. Alexander, Daly and Hansen. The subcommittee selects the individuals or class of individuals to receive awards under the incentive plan, and establishes the terms of the awards, within the first 90 days of the start of the performance period, or within 25% of the performance period if the performance period is less than one year. At the end of the performance period, the subcommittee certifies the level of attainment of the performance goal(s). The subcommittee also retains the discretion to decrease the amount of the award determined, including to zero, using whatever criteria it deems appropriate including financial measures and achievement of strategic and individual objectives. The subcommittee’s discretion may not be exercised to increase the award payable to any participant subject to Section 162(m). In addition, the exercise of the subcommittee’s discretion to reduce a covered employee’s annual incentive award may not increase the amount payable to any other participant subject to Section 162(m) under such an award.

Term and Amendment of the Incentive Plan.   The incentive plan is effective for all fiscal years beginning with the fiscal year ended June 30, 2005, which we refer to in this proxy statement as fiscal 2005. If stockholders approve the proposed amendment to the incentive plan, the amendment would become effective for fiscal 2007. The incentive plan may be amended or discontinued by the board of directors at any time. However, no amendment may, without stockholder approval, increase the total payments which may be made under the incentive plan in any fiscal year or the maximum payment which may be made to any individual in any fiscal year above the award limits outlined above and specified in the incentive plan.

Plan Benefits.   We adopted the incentive plan in November 2004 and paid bonuses pursuant to the incentive plan for executives’ performances during fiscal 2005 and fiscal 2006. Since the adoption of the incentive plan through October 1, 2006, we paid the following amounts pursuant to the incentive plan to the individuals and groups listed below.

Name and Principal Position	Dollar Value ($)
Jack L. Kopnisky Chief Executive Officer, President and Chief Operating Officer	1,174,266	(1)
Daniel Maxwell Meyers Former Chief Executive Officer and Chairman	4,770,000	(2)
Peter B. Tarr Chairman and General Counsel	1,174,266	(3)
John A. Hupalo Executive Vice President, Group Head of Capital Markets	1,350,000	(4)
Stephen E. Anbinder Vice Chairman	1,200,000	(5)
Anne P. Bowen Executive Vice President, Chief Administrative Officer	0	(6)
All executive officers as a group	11,393,532
All non-executive directors as a group	0
All non-executive employees as a group	0

(1)                 Represents a bonus awarded under the incentive plan for fiscal 2006. Mr. Kopnisky became an employee of First Marblehead in September 2005 and was not eligible for a bonus under the incentive plan for fiscal 2005.

(2)                 Represents a bonus awarded under the incentive plan for fiscal 2005. Mr. Meyers was not awarded a bonus under the incentive plan for fiscal 2006.

(3)                 Represents a bonus awarded under the incentive plan for fiscal 2006. Mr. Tarr became an employee of First Marblehead in July 2005 and was not eligible for a bonus under the incentive plan for fiscal 2005.

(4)                 Represents a $750,000 bonus awarded under the incentive plan for fiscal 2006 and a $600,000 bonus awarded under the incentive plan for fiscal 2005.

(5)                 Represents a $500,000 bonus awarded under the incentive plan for fiscal 2006 and a $700,000 bonus awarded under the incentive plan for fiscal 2005.

(6)                 Ms. Bowen’s bonuses for fiscal 2006 and fiscal 2005 were not awarded pursuant to the incentive plan. Ms. Bowen has been designated as a covered employee under the incentive plan for fiscal 2007.

Future Incentive Plan Awards.   The amounts that will be paid under the incentive plan for fiscal 2007 and future years are not currently determinable. Those amounts will be based upon our future performance, and the Section 162(m) subcommittee will have the ability to exercise negative discretion.

The board of directors believes that it is in the best interests of First Marblehead and its stockholders that the executive incentive compensation plan be amended to enable annual incentive awards and long-term incentive awards to be settled, in the discretion of the Section 162(m) subcommittee, in either cash or equity securities of an equivalent value issued under our current or future equity plans adopted by our stockholders, or a combination of cash and such equity securities. The board of directors also believes that it is in the best interests of First Marblehead and its stockholders that compensation paid to covered employees be qualified as “performance-based” compensation under Section 162(m). Accordingly, our board of directors recommends a vote FOR approval of the amendment to our executive incentive compensation plan.

Proposal Three:  Ratification of Appointment of Independent Registered Public Accounting Firm

Our audit committee, consisting of independent members of our board of directors, has appointed the firm of KPMG LLP to serve as our independent registered public accounting firm for fiscal 2007. KPMG LLP has been our independent registered public accounting firm since our inception in 1991. Although stockholder approval of the appointment of KPMG LLP is not required by law, we believe that it is advisable to give stockholders an opportunity to ratify this appointment. If this proposal is not approved at the meeting, our audit committee will reconsider this appointment.

We expect representatives of KPMG LLP to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Our board of directors recommends a vote FOR this proposal.

Fees and Services

Fees.   The following table sets forth the fees billed to us by KPMG LLP for the fiscal years ended June 30, 2006 and June 30, 2005:

	Fiscal Year
Fee Category	2006	2005
Audit Fees(1)	$1,370,285	$1,420,925
Audit-Related Fees(2)	50,765	35,500
Tax Fees(3)	254,000	74,675
All Other Fees	—	—
Total Fees	$1,675,050	$1,531,100

(1)                 Audit fees consist of fees for the audit of our consolidated financial statements, the review of the interim consolidated financial statements included in our quarterly reports on Form 10-Q, accounting consultations and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)                 Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or the review of our financial statements and which are not reported under “Audit Fees.” These services relate to employee benefit plan audits.

(3)                 Tax fees consist primarily of fees for tax compliance, tax advice and tax planning. Tax compliance services include primarily the preparation of tax returns and tax payment-planning services. Tax advice and tax planning services include assistance with tax audits and assistance with tax allocation strategies further discussed in our Form 10-K for the fiscal year ended June 30, 2006 filed with the SEC on September 12, 2006.

Pre-Approval Policy and Procedures

The audit committee has adopted policies and procedures relating to the approval of all audit, audit-related and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render any audit, audit-related or non-audit service unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to the pre-approval procedures described below.

From time to time, the audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. The audit committee identifies the particular pre-approved services in detail and establishes a maximum dollar amount for each particular pre-approved service, which limit cannot be exceeded without obtaining further pre-approval.

The audit committee has also delegated to the chairman of the audit committee the authority to pre-approve any audit, audit-related or non-audit services to be provided by our independent registered public accounting firm. Any approval of services by the chairman of the audit committee pursuant to this delegated authority is reported on at the next meeting of the audit committee.

Our audit committee pre-approval requirements have a limited exception for the provision of services, other than audit and audit-related services, by the independent registered public accounting firm if:

•       the aggregate amount of all such services is no more than 5% of the total amount paid by First Marblehead to the independent registered public accounting firm during the fiscal year in which the services are provided;

•       such services were not recognized by First Marblehead at the time of the engagement to be non-audit services; and

•       such services are promptly brought to the attention of the audit committee and approved by the audit committee or by the chairman of the audit committee prior to completion of the audit.

All of the audit fees, audit-related fees and tax fees for fiscal 2006 and 2005 were pre-approved.

INFORMATION ABOUT CORPORATE GOVERNANCE

Corporate Governance

We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. In assessing and implementing our corporate governance practices, we have been mindful of the provisions of the Sarbanes-Oxley Act of 2002, SEC rules and listing standards of the New York Stock Exchange. We have also considered the policies and procedures identified as best practices by various authorities in corporate governance, as well as the practices of other public companies.

We describe below our corporate governance structure and the key corporate governance practices that we have adopted. Complete copies of our corporate governance guidelines, committee charters, code of conduct and statement of business ethics for directors are available on our website at www.firstmarblehead.com. Alternatively, you may request a copy of any of these documents by: writing to Investor Relations, The First Marblehead Corporation, The Prudential Tower, 800 Boylston Street, 34th Floor, Boston, Massachusetts 02199 or emailing Investor Relations at info@firstmarblehead.com.

Board of Directors

Our board of directors is responsible for establishing our broad corporate policies and overseeing the management of the company. Our chief executive officer and our other executive officers are responsible for managing our day-to-day operations. Our board evaluates our corporate performance and approves, among other things, our corporate strategies and objectives, operating plans, major commitments of corporate resources and significant policies. Our board also evaluates and elects our executive officers.

Our board of directors met 14 times during fiscal 2006, including regular, special and telephonic meetings. Each director who served as a director during fiscal 2006 attended at least 75% of the aggregate of: (1) the total number of board meetings held during the period of fiscal 2006 that he served as a director and (2) the total number of meetings held by all board committees on which he served during the period of fiscal 2006 that he served as a member of such committees. The board of directors also acted by written consent on one occasion.

Our board of directors has appointed William R. Berkley as our lead director, to preside at all executive sessions of “non-management” directors, as defined under the rules of the New York Stock Exchange. In general, the agenda for every regularly scheduled board meeting provides for a meeting of non-management directors in executive session.

Board Independence

Under the rules of the New York Stock Exchange, a director will only qualify as “independent” if our board of directors affirmatively determines that he has no material relationship with us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us. Our board of directors has established guidelines to assist it in determining whether a director has a material relationship with us. Under these guidelines, a director is not considered to have a material relationship with First Marblehead if he is independent under Section 303A.02(b) of the NYSE Listed Company Manual, even if he:

•       is an executive officer of another company which is indebted to First Marblehead, or to which First Marblehead is indebted, unless the total amount of either company’s indebtedness to the other is more than one percent of the total consolidated assets of the company he serves as an executive officer; or

•       serves as an officer, director or trustee of a charitable organization to which First Marblehead makes contributions, unless our discretionary charitable contributions to the organization are more than the greater of $1 million or 2% of that organization’s total annual charitable receipts. First Marblehead’s matching of employee charitable contributions would not be included in the amount of the First Marblehead’s contributions for this purpose.

In addition, ownership of a significant amount of our stock, by itself, does not constitute a material relationship.

For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists is made by the other members of the board of directors who are independent.

Applying the standards described above, our board of directors has affirmatively determined that the following directors are independent: Leslie L. Alexander, William R. Berkley, Dort A. Cameron III, George G. Daly, Peter S. Drotch and William D. Hansen. With regard to Messrs. Berkley and Cameron, our other independent directors considered the relationships described under “—Compensation Committee Interlocks and Insider Participation; Certain Relationships and Related-Party Transactions” and concluded that the amounts involved and the indirect nature of the relationships did not preclude an independence determination.

All of the members of the board’s three standing committees (as described below) are independent as defined under the rules of the New York Stock Exchange. Members of the audit committee must also satisfy a separate SEC independence requirement, contained in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from us other than their directors’ compensation.

Board Committees

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee.

The members of the committees are as follows:

Audit	Compensation	Nominating and Corporate Governance
Peter S. Drotch (Chair)	Dort A. Cameron III (Chair)	William R. Berkley (Chair)
George G. Daly	Leslie L. Alexander	Leslie L. Alexander
William D. Hansen	William R. Berkley	Dort A. Cameron III
	George G. Daly	George G. Daly
William D. Hansen

Each committee operates under a charter that has been approved by our board of directors. A current copy of each committee’s charter is posted on the governance section of our website, www.firstmarblehead.com, and is available in print to any stockholder who submits a written request to our investor relations department.

Audit Committee

The audit committee’s responsibilities include:

•       appointing, setting the compensation of, and assessing the independence of our independent registered public accounting firm;

•       overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports required to be made by that firm;

•       reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly consolidated financial statements and related disclosures, as well as financial reporting issues and judgments made in connection with the preparation of the financial statements;

•       monitoring our internal control over financial reporting, disclosure controls and procedures and code of conduct;

•       overseeing our internal audit function and reviewing, at least annually, the proposed internal audit plan, staffing, audit procedures and the coordination of the plan with the independent registered public accounting firm;

•       discussing our policies with respect to financial risk assessment and financial risk management;

•       establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, as well as the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters;

•       meeting independently with our independent registered public accounting firm and management; and

•       preparing the audit committee report required by SEC rules (which is included on page 20 of this proxy statement).

Our board of directors has determined that Peter S. Drotch qualifies as an “audit committee financial expert.” In deciding whether members of our audit committee qualify as financial experts within the meaning of the SEC regulations and the New York Stock Exchange listing standards, our board considered the nature and scope of experiences and responsibilities members of our audit committee have previously had with reporting companies. Mr. Drotch, like all of the other members of our audit committee, is an independent director.

The audit committee met seven times during fiscal 2006.

Compensation Committee

The compensation committee’s responsibilities include:

•       annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

•       determining the compensation of our chief executive officer;

•       reviewing and approving, or making recommendations to the board with respect to, the compensation of our other executive officers;

•       overseeing an evaluation of our senior executives;

•       overseeing and administering our cash and equity incentive plans;

•       reviewing and making recommendations to the board with respect to director compensation; and

•       preparing the report on executive compensation required by SEC rules (which is included on page 24 of this proxy statement).

The compensation committee met five times during fiscal 2006. The compensation committee has established a subcommittee composed entirely of two or more directors who meet the criteria of “outside director” under Section 162(m), which we refer to as the Section 162(m) subcommittee. This subcommittee has the responsibility for making grants of cash and equity awards that are intended to qualify as performance-based compensation under Section 162(m). The compensation committee also acted by written consent on one occasion.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee’s responsibilities include:

•       identifying individuals qualified to become board members;

•       recommending to the board the persons to be nominated for election as directors and to each of the board’s committees;

•       overseeing an annual review with respect to management succession planning;

•       developing and recommending to the board corporate governance guidelines; and

•       overseeing an annual self-evaluation of the board and its committees.

The nominating and corporate governance committee met once during fiscal 2006.

Director Candidates

The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the board. The nominating and corporate governance committee also has the authority to retain the services of an executive search firm to help identify and evaluate potential director candidates.

In considering whether to recommend any particular candidate for inclusion in the board of directors’ slate of recommended director nominees, the nominating and corporate governance committee applies the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and ability to exercise sound judgments in matters that relate to our current and long-term objectives. The nominating and corporate governance committee believes that nominees should be willing to contribute positively to our decision-making processes and typically should be able to serve for at least five years before reaching the age of 72. The committee does not assign specific weight to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities.

The nominating and corporate governance committee does not have a policy with regard to the consideration of director candidates recommended by security holders. The board of directors believes that it is appropriate for us not to have such a policy in light of our stockholders’ right under our by-laws to nominate director candidates directly, without any action or recommendation on the part of the nominating and corporate governance committee or the board. Stockholders nominating director candidates must follow the procedures set forth under “Information About The Annual Meeting—How and when may I submit a proposal for the 2007 annual meeting?” in this proxy statement.

Communicating with the Non-Management Directors

The board will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. Our lead director, with the assistance of our general counsel, is primarily responsible for monitoring communications from stockholders and other interested parties and for providing copies or summaries to the other directors as he considers appropriate.

Communications will be forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the lead director considers to be important for our directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which First Marblehead tends to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board should address such communications to: Lead Director, c/o Corporate Secretary, The First Marblehead Corporation, The Prudential Tower, 800 Boylston Street, 34th Floor, Boston, Massachusetts 02199.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist the board in the exercise of its duties and responsibilities. These guidelines, which provide a framework for the conduct of the board’s business, provide that:

•       the principal responsibility of the directors is to oversee the management of First Marblehead and, in doing so, serve the best interests of us and our stockholders;

•       a majority of the members of the board will be independent directors, except as may otherwise be permitted by New York Stock Exchange rules;

•       non-management directors will meet regularly in executive session;

•       directors have full and free access to our officers and employees and, as necessary and appropriate, the power to hire and consult with independent advisors without the advance approval of management;

•       new directors participate in a mandatory orientation program; and

•       at least annually the board and its committees conduct a self-evaluation to determine whether they are functioning effectively.

Director Attendance at Annual Meeting of Stockholders

Our corporate governance guidelines provide that all directors are responsible for attending the annual meeting of stockholders. Seven of our eight directors attended our 2005 annual meeting of stockholders.

Compensation of Directors

Our compensation arrangements with our non-employee directors are set forth below. Directors who are employees receive no additional compensation for their service as directors. Mr. Anbinder, who retired as an employee on June 30, 2006 but continues to serve as Vice Chairman of the Board, will not be entitled to compensation for his service as a director until such time as he qualifies as an “independent director” under the rules of the New York Stock Exchange.

Fees and Expenses

Our non-employee directors receive an annual fee from us of $40,000. Directors do not receive any additional meeting fees for attending meetings of the board of directors, although they are reimbursed for expenses incurred in attending meetings of the board of directors.

As part of Mr. Hansen’s duties as a director, he serves as the chairman of our advisory board, for which he receives an additional annual fee from us of $50,000. We pay our lead director, Mr. Berkley, and the chairman of the audit committee of our board of directors, Mr. Drotch, an additional annual fee of $50,000 in connection with their duties. Each member of the audit committee or compensation committee receives an additional $1,000 for attendance at each audit committee or compensation committee meeting.

Prior to September 2006, non-employee directors were entitled to receive stock options under our 2002 director stock plan. Beginning in September 2006, in lieu of stock option grants under the director stock plan, our board of directors adopted a program providing for grants of stock units to non-employee directors under our 2003 stock incentive plan, which we refer to in this proxy statement as the 2003 plan. Our director stock plan and stock unit program are described below. In addition, we may, in our discretion, grant stock options and other equity awards to our employee and non-employee directors under our other stock plans.

2002 Director Stock Plan

Our director stock plan was adopted by our board of directors in September 2002 and by our stockholders in August 2003. Under the director stock plan, our non-employee directors have been eligible to receive non-statutory stock options to purchase shares of our common stock. A total of 200,000 shares of our common stock may be issued upon the exercise of options granted under the director stock plan. As of October 1, 2006, options to purchase 88,000 shares of common stock were outstanding under the director stock plan.

Under the terms of the director plan, each non-employee director was granted an option to purchase 4,000 shares of common stock on the date of his or her initial election to our board of directors. In addition, each non-employee director received an option to purchase 4,000 shares of our common stock on September 20 of each year, if on such date the non-employee director had served on our board of directors for at least 180 days.

We have granted the following non-statutory stock options to our non-employee directors since June 30, 2004:

•       On September 20, 2004, we granted stock options to each of Messrs. Alexander, Berkley, Cameron, Daly, Drotch and Hansen to purchase 4,000 shares at an exercise price of $49.45 per share.

•       On September 20, 2005, we granted stock options to each of Messrs. Alexander, Berkley, Cameron, Daly, Drotch and Hansen to purchase 4,000 shares at an exercise price of $28.56 per share.

All options granted under the director stock plan vested immediately and had an exercise price equal to the closing price of our common stock on the last trading day immediately preceding the date of the option grant. An optionee may exercise his option only while he is a director and for 90 days after he ceases to be a director. Unexercised options expire ten years after the date of grant. Options granted under the director plan are not transferable or assignable other than by will or the laws of descent and distribution.

Stock Unit Program

Under the terms of the stock unit program, each non-employee director is entitled to receive 2,000 stock units under our 2003 plan on the date of his or her initial election to our board of directors. In addition, each non-employee director is entitled to receive 2,000 stock units on September 20 of each year, if on such date the non-employee director has served on our board of directors for at least 180 days. Each stock unit represents the right to receive one share of our common stock. A director may elect to defer delivery of the underlying shares until the date 30 days after the date the director has ceased to serve as a director. Directors who make such a deferral election will also receive, at the time of delivery of their shares, a payment equal to: (1) the number of shares delivered multiplied by (2) the aggregate amount of cash dividends paid in respect of one share of our common stock to stockholders of record following each respective date of grant of the stock units.

On September 20, 2006, we granted 2,000 stock units to each of Messrs. Alexander, Berkley, Cameron, Daly, Drotch and Hansen. All directors elected to defer delivery of their shares except Mr. Cameron.

Effect of Change in Control

In the event of a merger of First Marblehead with another entity or any exchange of all our common stock for cash, securities or other property, which we refer to in this proxy statement as a reorganization event, our board of directors will provide for all outstanding options under the director stock plan to be assumed or substituted for by the acquiror. If the acquiror does not assume or substitute for outstanding awards, our board of directors will provide that all unexercised options will become exercisable in full prior to the completion of the reorganization event and that these options will terminate upon completion of the event if not previously exercised. If our stockholders will receive cash in the reorganization event, our board of directors may instead provide that all options will terminate and be exchanged for cash. In the event of a proposed liquidation or dissolution of First Marblehead, our board of directors will provide that all then unexercised options under the director stock plan will become exercisable in full as of a specified time at least 10 business days prior to the effective date of the liquidation or dissolution and then terminate effective upon the liquidation or dissolution, if not previously exercised. Our board of directors may adjust each outstanding option upon a change in capitalization.

Upon a reorganization event, we will issue to directors holding stock units a number of shares of our common stock equal to the number of stock units held by the director, and we will pay in cash any amounts credited for cash dividends paid in respect of such shares.

Securities Authorized for Issuance Under Equity Compensation Plans

We currently issue equity awards to our employees under our 2003 plan. We have previously issued stock options to our non-employee directors under our director stock plan, which is described above. We also have a third equity incentive plan, our 1996 stock option plan, under which we have granted stock options to our employees in the past. We have not granted any stock options under our 1996 stock option plan since July 2003, and we do not intend to grant stock options under our 1996 stock option plan or director stock plan in the future.

In accordance with SEC rules, the following table provides information, as of June 30, 2006, about the securities authorized for issuance under our 2003 plan, director stock plan, 1996 stock option plan and 2003 employee stock purchase plan. The information below is categorized according to whether or not the equity plan was previously approved by stockholders:

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights		Weighted-average Exercise Price of Outstanding Options and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	464,536	(1)	$8.78	(1)	3,259,886	(2)
Equity compensation plans not approved by security holders	—		—		—
Total	464,536	(1)	$8.78	(1)	3,259,886	(2)

              (1) Excludes 14,372 shares issuable under our 2003 employee stock purchase plan on June 30, 2006 at the close of the then-current offering period.

              (2) Includes 14,372 shares issuable under our 2003 employee stock purchase plan on June 30, 2006 at the close of the then-current offering period. In addition to being available for future issuance upon exercise of options that may be granted after June 30, 2006, 2,311,086 shares under the 2003 plan may instead be issued in the form of restricted stock, restricted stock units, deferred stock units or other stock-based awards.

Report of the Audit Committee of the Board of Directors

Management is responsible for the preparation of First Marblehead’s consolidated financial statements and for establishing and maintaining an adequate system of internal control over financial reporting for that purpose. KPMG LLP, as First Marblehead’s independent registered public accounting firm, is responsible for performing independent audits, in accordance with standards established by the Public Company Accounting Oversight Board, or PCAOB, of First Marblehead’s consolidated financial statements and the effectiveness of First Marblehead’s internal control over financial reporting, and issuing reports thereon. The audit committee’s responsibility is to monitor and provide independent, objective oversight of those processes.

The audit committee met and held discussions with management and the independent registered public accountants to review and discuss all financial statements for the fiscal year ended June 30, 2006 prior to their issuance and to discuss significant accounting issues. The audit committee received from and discussed with KPMG LLP matters required to be discussed under the PCAOB standards, SEC rules and Statement on Auditing Standards, or SAS, No. 61, as amended and codified in U.S. Auditing Standard, or AU, section 380 (Communication with Audit Committees), including, among other things, the following:

•       the process used by management in formulating particularly sensitive accounting estimates and the basis for the conclusions of KPMG LLP regarding the reasonableness of those estimates;

•       methods used to account for significant unusual transactions and the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•       First Marblehead’s critical accounting policies and practices applied in its financial statements, and the assessment of KPMG LLP of management’s disclosures regarding such policies and practices;

•       alternative treatments within generally accepted accounting principles for accounting policies and practices, and the judgments of KPMG LLP about the quality of First Marblehead’s accounting policies as applied in its financial reporting; and

•       disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the consolidated financial statements.

KPMG LLP provided the audit committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires auditors, among other things, annually to:

•       disclose in writing all relationships that in the auditor’s professional opinion may reasonably be thought to bear on independence;

•       confirm their perceived independence; and

•       engage in a discussion of independence.

The audit committee discussed with KPMG LLP its independence with respect to First Marblehead, including a review of audit and non-audit fees and services, and concluded that KPMG LLP is independent.

Based on its review of the audited consolidated financial statements, discussions with management and KPMG LLP, and its review of the representations and information provided by management and KPMG LLP, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in The First Marblehead Corporation’s annual report on Form 10-K for fiscal year ended June 30, 2006.

By the Audit Committee of the Board of Directors
Peter S. Drotch, Chair
George G. Daly
William D. Hansen

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Compensation of Our Executive Officers

The following table presents summary information for the fiscal years ended June 30, 2006, 2005 and 2004, for our chief executive officer, our former chief executive officer and our four other most highly compensated executive officers who were serving at the end of fiscal 2006. These six individuals are referred to collectively as our named executive officers.

Summary Compensation Table

		Annual Compensation						Long-term Compensation
Name and Principal Position	Fiscal Year	Salary		Bonus		Other Annual Compensation(1)		Restricted Stock Unit Awards		Securities Underlying Options	All Other Compensation
Jack L. Kopnisky	2006	$657,949	(2)	$1,599,266	(3)	—		$2,893,000	(4)	—	$14,903	(5)
Chief Executive Officer,	2005	—		—		—		—		—	—
President and Chief	2004	—		—		—		—		—	—
Operating Officer
Daniel Maxwell Meyers(6)	2006	250,000		—		51,699	(7)	—		—	513	(8)
Former Chief Executive	2005	1,000,000		4,770,000		176,448	(7)	—		800,000	1,911	(8)
Officer and Chairman	2004	900,000		2,250,000		—		—		—	1,730	(8)
Peter B. Tarr	2006	782,051	(9)	1,599,266	(3)	—		4,999,980	(10)	—	14,007	(5)
Chairman and General	2005	—		—		—		—		—	—
Counsel	2004	—		—		—		—		—	—
John A. Hupalo	2006	420,833	(11)	750,000		—		639,800	(12)(13)	—	15,000	(5)
Executive Vice President,	2005	400,000		600,000		—		—		—	14,000	(5)
Group Head of Capital	2004	400,000		500,000		—		—		—	—
Markets
Stephen E. Anbinder(14)	2006	416,667		500,000		—		—		—	6,000	(5)
Vice Chairman	2005	522,298		700,000		—		—		—	9,145	(5)(8)
	2004	610,000		700,000		—		—		—	2,895	(8)
Anne P. Bowen	2006	420,833	(15)	425,000		—		—	(16)	—	14,375	(5)
Executive Vice President,	2005	400,000		250,000		—		773,700	(17)	—	6,000	(5)
Chief Administrative	2004	57,692	(18)	50,000		—		—		—	—
Officer

          (1) Disclosure of perquisites and other personal benefits, securities or property received by each of the named executive officers is only required if the aggregate amount of such compensation exceeded the lesser of $50,000 or 10% of the total of the named executive officer’s salary and bonus for the year.

          (2) Mr. Kopnisky joined First Marblehead and began serving as our Chief Executive Officer, President and Chief Operating Officer in September 2005. The compensation committee has approved an annual base salary for Mr. Kopnisky of $800,000 for fiscal 2007.

          (3) This amount includes a bonus awarded outside of the executive incentive compensation plan of $425,000.

          (4) In September 2005, the board of directors granted Mr. Kopnisky, at no cost, 75,000 restricted stock units. Each restricted stock unit represents the right to receive one share of our common stock on the applicable vesting date. One-third of the original number of restricted stock units will vest on the second anniversary of the grant date and one-third will vest on each succeeding anniversary of the grant date until the fourth anniversary of the grant date. In January 2006, the board of directors granted Mr. Kopnisky, at no cost, 25,000 restricted stock units. One-third of the original number of restricted stock units will vest on the third anniversary of the grant date and one-third will vest on each succeeding anniversary of the grant date until the fifth anniversary of the grant date. In accordance with SEC rules, the reported value of the restricted stock units was calculated by multiplying the closing price of our common stock on the New York Stock Exchange on the respective grant date by the number of shares of our common stock underlying the restricted stock units. Using the same methodology, based on the closing price of our common stock on the New York Stock Exchange on June 30, 2006, 100,000 restricted stock units would have had an aggregate value of $5.69 million. We do not pay dividends in respect of Mr. Kopnisky’s unvested restricted stock units.

          (5) Amount includes matching contributions made by First Marblehead in accordance with the terms of our 401(k) plan.

          (6) Mr. Meyers resigned as our Chief Executive Officer and Chairman in September 2005.

          (7) This amount includes the value of personal benefits received attributable to personal use of an aircraft formerly owned by First Marblehead.

          (8) This amount represents premiums paid on behalf of the executive for life insurance.

          (9) Mr. Tarr joined First Marblehead in July 2005 and began serving as our Chairman in October 2005. The compensation committee has approved an annual base salary for Mr. Tarr of $800,000 for fiscal 2007.

    (10) In July 2005, the board of directors awarded Mr. Tarr, at no cost, 146,584 restricted stock units representing the right to receive one share of our common stock on the applicable vesting date. Mr. Tarr’s restricted stock units vest in five equal annual installments commencing on the first anniversary of the date of grant. In accordance with SEC rules, the reported value of the restricted stock units was calculated by multiplying the closing price of our common stock on the New York Stock Exchange on the grant date by the number of shares of our common stock underlying the restricted stock units. Using the same methodology, based on the closing price of our common stock on the New York Stock Exchange on June 30, 2006, 146,584 restricted stock units would have had an aggregate value of $8.35 million. We do not pay dividends in respect of Mr. Tarr’s unvested restricted stock units.

    (11) The compensation committee has approved an annual base salary for Mr. Hupalo of $450,000 for fiscal 2007.

    (12) In January 2006, the board of directors awarded Mr. Hupalo, at no cost, 20,000 restricted stock units representing the right to receive one share of our common stock on the applicable vesting date. One-third of the original number of restricted stock units will vest on the third anniversary of the grant date and one-third will vest on each succeeding anniversary of the grant date until the fifth anniversary of the grant date. In accordance with SEC rules, the reported value of the restricted stock units was calculated by multiplying the closing price of our common stock on the New York Stock Exchange on the grant date by the number of shares of our common stock underlying the restricted stock units. Using the same methodology, based on the closing price of our common stock on the New York Stock Exchange on June 30, 2006, 20,000 restricted stock units would have had an aggregate value of $1.14 million. We do not pay dividends in respect of Mr. Hupalo’s unvested restricted stock units.

    (13) In August 2006, the board of directors awarded Mr. Hupalo, at no cost, 13,000 restricted stock units representing the right to receive one share of common stock on the applicable vesting date. The restricted stock units will vest in four equal annual installments commencing on the first anniversary of the date of grant. The table does not reflect the value of these restricted stock units, which were granted in fiscal 2007.

    (14) Mr. Anbinder retired as an employee of First Marblehead in June 2006. He currently serves as a consultant to us, for which we pay Mr. Anbinder fees of $25,000 per month.

    (15) The compensation committee has approved an annual base salary for Ms. Bowen of $450,000 for fiscal 2007.

    (16) In August 2006, the board of directors awarded Ms. Bowen, at no cost, 12,000 restricted stock units representing the right to receive one share of common stock on the applicable vesting date. The restricted stock units will vest in four equal annual installments commencing on the first anniversary of the date of grant. The table does not reflect the value of these restricted stock units, which were granted in fiscal 2007.

    (17) In October 2004, the board of directors awarded Ms. Bowen, at no cost, 15,000 restricted stock units representing the right to receive one share of our common stock on the applicable vesting date. Ms. Bowen’s restricted stock units vest as to one-third of the original number of restricted stock units on the third, fourth and fifth anniversaries of Ms. Bowen’s commencement of employment. In accordance with SEC rules, the reported value of the restricted stock units was calculated by multiplying the closing price of our common stock on the New York Stock Exchange on the grant date by the number of shares of our common stock underlying the restricted stock units. Using the same methodology, based on the closing price of our common stock on the New York Stock Exchange on June 30, 2006, 15,000 restricted stock units would have had an aggregate value of $854,100. We do not pay dividends in respect of Ms. Bowen’s unvested restricted stock units.

    (18) Ms. Bowen joined First Marblehead and began serving as an Executive Vice President in April 2004.

Option Grants in Fiscal 2006

We did not grant any stock options to any named executive officers during fiscal 2006.

Option Exercises in Fiscal 2006 and Option Values at June 30, 2006

The following table sets forth information regarding options exercised by the named executive officers during fiscal 2006, as well as exercisable and unexercisable stock options held as of June 30, 2006 by each of the named executive officers.

Amounts shown under the column “Value Realized” represent the difference between the option exercise price and the closing sale price of our common stock on the date of exercise. Amounts shown under the column “Value of Unexercised In-the-Money Options at June 30, 2006” have been calculated based on the closing sale price of our common stock on the New York Stock Exchange on June 30, 2006 of $56.94 per share, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option, less the exercise price payable for these shares.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options at June 30, 2006		Value of Unexercised In-the-Money Options at June 30, 2006
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Jack L. Kopnisky	—	—	—	—	—	—
Daniel Maxwell Meyers	—	—	—	—	—	—
Peter B. Tarr	—	—	—	—	—	—
John A. Hupalo	105,715	$4,048,885	—	60,000	—	$2,996,400
Stephen E. Anbinder	—	—	—	—	—	—
Anne P. Bowen	—	—	—	—	—	—

Executive Employment Agreements

Mr. Kopnisky serves as our President and Chief Operating Officer pursuant to a letter agreement dated August 16, 2005. The letter agreement provides that Mr. Kopnisky will receive an annual base salary of $500,000, and Mr. Kopnisky’s target bonus will be 100% of base salary. The compensation committee has approved an annual base salary for Mr. Kopnisky of $800,000 for fiscal 2007. In addition, Mr. Kopnisky was granted in September 2005, at no cost, 75,000 restricted stock units pursuant to our 2003 plan. See “—Summary Compensation Table.” Mr. Kopnisky’s employment is terminable by either us or Mr. Kopnisky. Under the terms of the letter agreement, if Mr. Kopnisky’s employment is terminated by us without cause, we will provide Mr. Kopnisky with severance benefits in the form of (1) continuation of base salary, (2) reimbursement for continuation of health and dental coverage pursuant to the federal COBRA law for one year and (3) payment at the time of payout of bonuses under our executive incentive compensation plan of an amount equal to the bonus Mr. Kopnisky would have been eligible to receive, pro-rated based upon the number of months during which Mr. Kopnisky was actively employed during the applicable fiscal year. In order to facilitate Mr. Kopnisky’s move to the Boston area, we also agreed to provide Mr. Kopnisky with relocation assistance.

Mr. Tarr serves as our General Counsel pursuant to a letter agreement dated June 10, 2005. The letter agreement provides that Mr. Tarr will receive an annual base salary of $800,000, and he is expected to receive annual cash incentive compensation in the amount of 50% to 100% of his annual base salary. The compensation committee has approved an annual base salary for Mr. Tarr of $800,000 for fiscal 2007. In addition, Mr. Tarr was granted in July 2005, at no cost, restricted stock units pursuant to our 2003 plan having a fair market value of $5,000,000, based on the closing price of our common stock on the New York Stock Exchange on the date of grant or 146,584 restricted stock units. See “—Summary Compensation Table.” Mr. Tarr’s employment is terminable by either us or Mr. Tarr. Under the terms of the letter agreement, if Mr. Tarr’s employment is terminated by us without cause, all of his restricted stock units will immediately vest in full, and he will be entitled to (1) a lump sum payment equal to his annual base salary plus his maximum target bonus for such year and (2) continuation of benefits for one year. In the event of a reorganization event, as defined in the 2003 plan, all of Mr. Tarr’s restricted stock units will immediately vest in full. In addition, if Mr. Tarr resigns or his employment is terminated without cause following a reorganization event, he will be entitled to (1) a lump sum payment equal to his annual base salary plus his maximum target bonus for such year and (2) continuation of benefits for one year.

Mr. Hupalo serves as our Executive Vice President and Group Head, Capital Markets pursuant to a letter agreement dated February 24, 2003. The letter agreement provides that Mr. Hupalo’s compensation will include direct annual cash compensation of $400,000 and not less than $200,000 in annual cash incentive compensation to be paid on each anniversary date of his employment. The compensation committee has approved an annual base salary for Mr. Hupalo of $450,000 for fiscal 2007. Under the 2003 letter agreement, Mr. Hupalo was granted a stock option to purchase 300,000 shares of common stock at a price of $7.00 per share, the fair market value of our common stock on the date of grant. This stock option vests ratably over four years in five equal installments beginning on the date of grant.

Ms. Bowen serves as our Executive Vice President pursuant to a letter agreement dated April 28, 2004. The letter agreement provides that Ms. Bowen’s compensation will include direct annual cash compensation of $400,000 and a target annual bonus award of up to 30% of earned salary for the performance year. The compensation committee has approved an annual base salary for Ms. Bowen of $450,000 for fiscal 2007. In addition, Ms. Bowen was granted in October 2004, at no cost, 15,000 restricted stock units pursuant to our 2003 plan. See “—Summary Compensation Table.”

Messrs. Anbinder and Meyers did not serve as executive officers pursuant to any employment agreement. However, we entered into a letter agreement dated June 27, 2006 with Mr. Anbinder upon his retirement as an employee. The letter agreement provides that Mr. Anbinder will provide consulting, advisory and related services as we may reasonably request from time to time. Mr. Anbinder has agreed to provide these services for the 12-month period ending June 30, 2007. After this initial period, Mr. Anbinder has agreed to provide his services for successive six-month periods, which we refer to as renewal periods, unless either party provides notice of non-renewal at least 30 days prior to the expiration of initial period or then-current renewal period. In addition, beginning on October 1, 2006, either party may terminate the services upon 30 days’ prior written notice. Mr. Anbinder has agreed to devote at least 250 hours during each six-month consulting period to the performance of his services, and we have agreed to pay Mr. Anbinder fees of $25,000 per month. In addition, we have agreed to maintain Mr. Anbinder’s office for so long as he provides his services. In the letter agreement, Mr. Anbinder affirmed his obligations under his invention, non-disclosure, non-competition and non-solicitation agreement with us, and we agreed to continue health insurance for Mr. Anbinder for the remainder of his life.

Compensation Committee Report on Executive Compensation

This report of the compensation committee will not be deemed incorporated by reference by any general statement incorporating this proxy statement into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and will not be deemed “soliciting material” or be deemed filed under such acts.

The compensation committee of First Marblehead’s board of directors is responsible for reviewing and approving the compensation of executive officers, including the chief executive officer and the other named executive officers. In addition, the compensation committee administers the 2003 plan, reviews and approves corporate goals and objectives relevant to compensation levels and makes recommendations to the board of directors with respect to compensation policies and practices. More information on the compensation committee’s duties and responsibilities can be found in its charter, which is available on First Marblehead’s website.

The membership of the compensation committee is determined by the board of directors, and the committee is composed entirely of independent directors as defined by New York Stock Exchange rules. The committee has established a subcommittee composed entirely of outside directors for purposes of Section 162(m) of the Internal Revenue Code. The Section 162(m) subcommittee administers First Marblehead’s executive incentive compensation plan.

Compensation Philosophy

First Marblehead’s compensation programs are designed to:

•       encourage proactive contributions by individuals and accountability for the overall success of the company;

•       reward executives for the achievement of specified business objectives;

•       attract and retain high caliber, experienced talent;

•       be viewed as fair by external stakeholders based on the value delivered by the management team;

•       provide executives with an equity interest in First Marblehead so as to link a portion of the executives’ compensation with the performance of First Marblehead’s common stock; and

•       support future growth and long-term value creation for shareholders.

Compensation for First Marblehead’s executives is delivered through three major elements based upon the goals above: base salary, annual incentives and long-term incentives. On an annual basis, the compensation committee establishes an annual base salary for each executive and, when appropriate, awards cash bonuses and equity awards to executives as a way to reward good performance and to incentivize continued improvement in performance. A significant portion of total compensation for the executives is delivered through incentives based on company results and individual contributions. For fiscal 2006, over 70 percent of the CEO’s cash total compensation was delivered through incentives. The compensation policy is intended to provide each executive a total annual compensation that is commensurate with the executive’s responsibilities, experience and demonstrated performance and competitive with peer companies.

The compensation committee annually reviews the reasonableness of First Marblehead’s compensation levels and mix using information from external consultants, comparable company proxy statements and data from industry surveys. In particular, the compensation committee considers pay levels at other financial services firms and firms with which First Marblehead competes for talent. First Marblehead places emphasis on setting its compensation at a level necessary to recruit and retain the critical talent required to meet aggressive business goals. In addition to reviewing external compensation practices, the compensation committee reviews all components of the current and historic compensation of the chief executive officer and other named executive officers. The compensation committee analyzes the current target opportunity and the consequences of decisions made by the committee in the past. Future compensation actions are made within the context of this analysis.

Compensation in Fiscal 2006

In considering the three elements of compensation as a whole, the compensation committee reviewed business objectives of First Marblehead for fiscal 2006, assessed overall performance of First Marblehead with respect to those business objectives and considered the performance of the individual executives relative to individualized objectives. In particular, the compensation committee considered:

•       financial performance of First Marblehead including net income, earnings per share growth, margins, and total shareholder return;

•       operating performance of First Marblehead, including loan processing and securitization volume;

•       achievements with respect to business development activities;

•       challenges of managing a company experiencing rapid growth;

•       company size and complexity; and

•       each executive’s contribution to First Marblehead’s overall results.

Base Salary.   Each year, the compensation committee reviews and approves the base salary for each of our executive officers. In establishing base salaries for executives for fiscal 2006, the compensation committee considered the nature and level of the individual’s responsibility, First Marblehead’s financial and operating performance in fiscal 2005, historical salary levels of the individual, the comparative salaries of other executives of First Marblehead, and available relevant market comparisons. For those executives reporting to the chief executive officer, the compensation committee also considered recommendations made by the chief executive officer.

Annual Incentive Awards.   In fiscal 2006, First Marblehead paid cash bonuses to its named executive officers pursuant to its executive incentive compensation plan, which stockholders approved at the 2004 annual meeting of stockholders. The incentive compensation plan is administered by the Section 162(m) subcommittee of the compensation committee and is designed to recognize and reward employees that make significant contributions toward achieving First Marblehead’s annual financial objectives. The compensation committee believes that the incentive compensation plan should be the principal short-term incentive program for providing cash bonus opportunities to First Marblehead’s executives.

Consistent with First Marblehead’s “pay for performance” compensation philosophy, bonuses pursuant to the incentive compensation plan are keyed to First Marblehead’s income from operations. For fiscal 2006, if there had been no income from operations, no annual incentive awards would have been made under the incentive compensation plan. Within the first 90 days of fiscal 2006, the Section 162(m) subcommittee established a maximum incentive pool under the incentive compensation plan, selected nine key employees eligible to receive annual incentive awards and allocated a maximum incentive pool percentage to each such employee. The total maximum incentive pool was established to be five percent of our fiscal 2006 income from operations, and no individual was eligible to receive an annual incentive award that exceeded 50 percent of five percent First Marblehead’s income from operations for fiscal 2006.

For fiscal 2006, the Section 162(m) subcommittee used its discretion to adjust downward the maximum amount of the annual incentive award for each eligible employee other than Jack L. Kopnisky and Peter B. Tarr. In doing so, the Section 162(m) subcommittee considered the bulleted factors above. Overall, executives were paid, on average, 53 percent of their bonus opportunity for fiscal 2006. The Section 162(m) subcommittee did not award Daniel Maxwell Meyers, First Marblehead’s former chief executive officer, an award under the plan for fiscal 2006.

Long-Term Incentive Awards.   In fiscal 2006, First Marblehead granted restricted stock units on a limited basis to executive officers, taking into consideration the need to attract key hires and retain existing employees, as well as the value of past equity grants, both realized and unrealized, to existing employees, dividend income derived from past grants and internal pay equity. Newly hired executives generally received restricted stock unit awards, which represent the right to receive one share of First Marblehead’s common stock upon vesting. First Marblehead undertook a review of long-term incentive vehicles in fiscal 2006 to determine the appropriate mix going forward.

On September 6, 2005, upon joining First Marblehead as President and Chief Operating Officer, Jack L. Kopnisky was granted, at no cost, 75,000 restricted stock units pursuant to First Marblehead’s 2003 plan. One-third of the original number of restricted stock units will vest on the second anniversary of the grant date and one-third will vest on each succeeding anniversary of the grant date until the fourth anniversary of the grant date. In addition, Mr. Kopnisky was granted, at no cost, 25,000 restricted stock units on January 24, 2006 in connection with his increased duties and responsibilities as Chief Executive Officer. One-third of the original number of these restricted stock units will vest on the third anniversary of the grant date and one-third will vest on each succeeding anniversary of the grant date until the fifth anniversary of the grant date.

On July 11, 2005, upon joining First Marblehead as Vice Chairman and General Counsel, Peter B. Tarr was granted, at no cost, 146,584 restricted stock units pursuant to First Marblehead’s 2003 plan. The restricted stock units vest in five equal annual installments beginning on July 11, 2006.

Due to previous awards or existing equity ownership, the compensation committee did not make additional awards to other named executive officers during fiscal 2006, other than a grant of 20,000 restricted stock units to John A. Hupalo on January 24, 2006. One-third of the original number of restricted stock units will vest on the third anniversary of the grant date and one-third will vest on each succeeding anniversary of the grant date until the fifth anniversary of the grant date.

CEO Compensation

Until September 27, 2005, Mr. Meyers served as First Marblehead’s Chief Executive Officer. The compensation committee established Mr. Meyers’ fiscal 2006 salary using the same principles applied to all First Marblehead executives. The compensation committee maintained Mr. Meyers’ base salary at $1,000,000 based upon Mr. Meyers’ contributions to First Marblehead’s performance during fiscal 2005, including significant growth in earnings, revenues and loan processing and securitization volume. Mr. Meyers did not receive an annual incentive award for fiscal 2006.

Jack L. Kopnisky began serving as First Marblehead’s Chief Executive Officer on September 27, 2005. Mr. Kopnisky joined First Marblehead as President and Chief Operating Officer on September 6, 2005, at an annual base salary of $500,000 and a target bonus of 100% of his annual base salary. The Section 162(m) subcommittee duly designated Mr. Kopnisky as a “covered employee” for fiscal 2006 under the executive incentive compensation plan.

On January 24, 2006, the compensation committee increased the annual base salary of Mr. Kopnisky from $500,000 to $800,000, effective as of September 6, 2005. In determining to increase Mr. Kopnisky’s base salary, the compensation committee considered First Marblehead’s financial and operating performance since Mr. Kopnisky’s hiring in September 2005, Mr. Kopnisky’s salary relative to the salaries of other officers of the Corporation and his increased responsibilities as a result of his appointment as Chief Executive Officer. Mr. Kopnisky’s target bonus remained 100% of his annual base salary.

Based on the Section 162(m) subcommittee’s assessment and in recognition of Mr. Kopnisky’s leadership, the Section 162(m) subcommittee granted Mr. Kopnisky: (1) an annual incentive award under the incentive compensation plan of $1,174,266 for fiscal 2006, representing 100% of his target annual incentive award and (2) a cash bonus outside of the plan of $425,000. In making these awards, the Section 162(m) subcommittee and the board of directors considered in particular First Marblehead’s operating income growth of 37 percent for fiscal 2006, Mr. Kopnisky’s leadership following Mr. Meyers’ resignation, significant growth in loan processing and securitization volume during 2006 and internal pay equity ratios. For fiscal 2007, the compensation committee approved an annual base salary for Mr. Kopnisky of $800,000.

The following table provides a concise overview of Mr. Kopnisky’s total compensation for fiscal 2006. The information here can also be found in other sections of this proxy statement.

Value
Base salary	$657,949
Annual incentive award	1,174,266
Additional cash award	425,000
Long-term incentives*	0
Total fiscal 2006 compensation	$2,257,215

                 * None of Mr. Kopnisky’s restricted stock units was vested at fiscal year-end

Policy on Qualifying Compensation for Deductibility

Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1,000,000 in any taxable year to the chief executive officer or any of the four other most highly compensated executive officers, unless the compensation in excess of $1,000,000 is qualified as “performance-based” compensation.

Generally, First Marblehead’s policy is to preserve federal income tax deductibility when feasible. Notwithstanding this general policy, the compensation committee retains the authority to authorize payments and awards that may not be deductible if it believes that they are in the best interests of both First Marblehead and its stockholders.

By the Compensation Committee of the Board of Directors
Dort A. Cameron III, Chair
Leslie L. Alexander
William R. Berkley
George G. Daly
William D. Hansen

Compensation Committee Interlocks and Insider Participation; Certain Relationships and Related-Party Transactions

The compensation committee currently consists of Messrs. Alexander, Berkley, Cameron, Daly and Hansen. Mr. Berkley served on the compensation committee throughout fiscal 2005 and re-joined the committee in August 2006. None of Messrs. Alexander, Berkley, Cameron, Daly or Hansen has ever been an officer or employee of First Marblehead. None of our executive officers has served as a director or member of the compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as one of our directors or as a member of our compensation committee.

Associated Community Brokers, Inc. has acted as our insurance agent in connection with our directors and officers liability insurance. Associated Community Brokers, Inc. is a wholly owned subsidiary of Associated Community Bancorp, Inc. William R. Berkley, our lead director, is the chairman of the board of directors, and majority shareholder, of Associated Community Bancorp. We paid Associated Community Brokers commissions of approximately $259,086 during fiscal 2006 in connection with our directors and officers liability insurance. We believe that these commissions were substantially the same as we would have paid to other insurance brokers for comparable insurance coverage.

At June 30, 2006, we had on deposit with The Milestone Funds, an open-end management investment company, approximately $49.5 million of cash and cash equivalents in a treasury obligations portfolio. Milestone Capital Management, LLC, which serves as investment adviser to the portfolio, charges us its standard service fees based on our assets under management in the portfolio. In addition, approximately $67.3 million of short-term investments was invested by Milestone Capital Management, LLC on behalf of First Marblehead under an investment management agreement. Milestone Capital Management, LLC receives a fee for services it performs under this agreement. Immediate family members of one of our directors, Dort A. Cameron III, indirectly own approximately 65% in the aggregate of the membership interests of Milestone Capital Management, LLC. As a result, these family members would be entitled to receive a portion of any amounts distributed by Milestone Capital Management, LLC to its members, including any net income attributable to our investment in the portfolio or investment management agreement. The aggregate amount of net revenues (before expenses) that Mr. Cameron’s family members could be entitled to receive in light of their membership interests during fiscal 2006 and the gross revenue attributable to our average historical assets under management in the portfolio during fiscal 2006 was $90,114.

We are party to a consulting agreement with Mr. Anbinder that is further described under “—Executive Employment Agreements.”

OTHER INFORMATION

Principal Stockholders

The following table presents information we know regarding the beneficial ownership of our common stock as of July 31, 2006 for each person, entity or group of affiliated persons whom we know to beneficially own more than five percent of our common stock. The table also sets forth such information for our named executive officers and directors, individually, and our directors and executive officers as a group. Jack L. Kopnisky, our President and Chief Executive Officer, is also a director nominee.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Securities that may be beneficially acquired within 60 days of July 31, 2006, including director stock units and restricted stock units vesting within 60 days of July 31, 2006, are deemed to be beneficially owned by the person holding such securities for the purpose of computing ownership of such person, but are not treated as outstanding for the purpose of computing the ownership of any other person. Applicable percentage of beneficial ownership is based on 62,805,814 shares of common stock outstanding as of July 31, 2006.

Unless otherwise indicated in the footnotes, the address of each of the individuals named below is: c/o The First Marblehead Corporation, The Prudential Tower, 800 Boylston Street, 34th Floor, Boston, Massachusetts 02199.

Beneficial Owner:	Number of Shares Beneficially Owned(1)		Right to Acquire within 60 days of July 31, 2006		Percentage Beneficially Owned
Five Percent Stockholders
Leslie L. Alexander	14,126,400	(2)(3)	18,000	(3)	22.5%
Baron Capital Group, Inc.(4)	6,266,634		—		10.0
William R. Berkley	3,965,680	(3)(5)	18,000	(3)	6.3
Daniel Maxwell Meyers(6)	5,418,957		—		8.6
Artisan Partners Limited Partnership(7)	4,341,800		—		6.9
Second Curve Capital, LLC(8)	3,900,600		—		6.2
Delta Partners LLC(9)	3,351,500		—		5.3
Named Executive Officers
Jack L. Kopnisky	10,000		—			*
Daniel Maxwell Meyers(6)	5,418,957		—		8.6
Peter B. Tarr	39,317		—			*
John A. Hupalo	60,000		—			*
Stephen E. Anbinder	2,831,057	(10)	—		4.5
Anne P. Bowen	—		—			*
Directors
Leslie L. Alexander	14,126,400	(2)(3)	18,000	(3)	22.5
Stephen E. Anbinder	2,831,057	(10)	—		4.5
William R. Berkley	3,965,680	(3)(5)	18,000	(3)	6.3
Dort A. Cameron III	651,600	(3)(11)	18,000	(3)	1.0
George G. Daly	18,000	(3)	18,000	(3)		*
Peter S. Drotch	14,000	(12)	14,000	(12)		*
William D. Hansen	14,000	(12)	14,000	(12)		*
Peter B. Tarr	39,317		—			*
All executive officers and directors as a group (15 persons)	21,851,944	(2)(3)(5)(10)(11)(12)	193,695		34.7%

                 * Represents less than 1% of the outstanding shares of common stock.

              (1) Includes shares issuable pursuant to options and stock units exercisable within 60 days of July 31, 2006. No shares were issuable pursuant to restricted stock units within 60 days of July 31, 2006.

              (2) Includes 2,529,969 shares held by The Alexander 2003 Family Trust, of which Mr. Alexander may be deemed to be the beneficial owner.

              (3) Includes 16,000 shares issuable pursuant to options granted under our director stock plan and 2,000 stock units granted under our 2003 plan on September 20, 2006.

              (4) The information is based on a Schedule 13G filed on February 9, 2006 with the SEC by Baron Capital Group, Inc. and its affiliates. The address of Baron Capital Group, Inc. is 767 Fifth Avenue, New York, New York 10153.

              (5)  Includes 250,000 shares held by Berkley Peninsula LLC and 199,139 shares held by The Berkley Family Foundation, Inc. Mr. Berkley is the Managing Director and sole owner of Berkley Peninsula LLC and may be deemed to have beneficial ownership of the shares held thereby. Mr. Berkley is the President of The Berkley Family Foundation, Inc. and may be deemed to have beneficial ownership of the shares held thereby. Mr. Berkley disclaims beneficial ownership of shares held by The Berkley Family Foundation, Inc.

              (6) This information is based on a Schedule 13G/A filed on February 13, 2006 with the SEC by Mr. Meyers and gives effect to a subsequent disposition of shares known to First Marblehead. Reported ownership includes 1,244,280 shares that are subject to a pledge agreement between Mr. Meyers and Robert James pursuant to which Mr. James has voting power with respect to such shares. Reported ownership also includes 100,000 shares of common stock held of record by The Daniel M. Meyers 2006 Qualified Annuity Trust, of which Mr. Meyers is sole trustee. The address of Mr. Meyers is c/o Sextant Holdings LLC, 800 Boylston Street, Suite 1380, Boston, MA 02199.

              (7) The information is based on a Schedule 13G filed on January 27, 2006 with the SEC by Artisan Partners Limited Partnership and its affiliates. The address of Artisan Partners Limited Partnership 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202.

              (8) The information is based on a Schedule 13G/A filed on February 14, 2006 with the SEC by Second Curve Capital, LLC and its affiliates. The address of Second Curve Capital, LLC is 405 Lexington Avenue, 52nd Floor, New York, New York 10174.

              (9) The information is based on a Schedule 13G filed on March 8, 2006 with the SEC by Delta Partners LLC and its affiliates. The address of Delta Partners LLC is One International Place, Suite 2401, Boston, Massachusetts 02110.

          (10) Includes 2,300,000 shares held by The Roxbury Management Company, LLC. Mr. Anbinder owns four voting units in The Roxbury Management Company, LLC, and the remaining 96 non-voting units are owned by Mr. Anbinder’s family members or family trusts. Mr. Anbinder is the sole manager of The Roxbury Management Company, LLC. Reported ownership excludes 45,000 shares held by the Anbinder Family Foundation, for which Mr. Anbinder is one of four trustees.

          (11) Includes 160,000 shares held by Mr. Cameron’s wife.

          (12) Includes 12,000 shares issuable pursuant to options granted under our director stock plan and 2,000 stock units granted under our 2003 plan on September 20, 2006.

Comparative Stock Performance

The following graph compares the cumulative total return to stockholders for our common stock for the period from October 31, 2003, the effective date of our initial public offering, through June 30, 2006 against the Dow Jones U.S. Total Market index and Dow Jones U.S. Financial Services index. The comparison assumes $100.00 was invested in our common stock, the Dow Jones U.S. Total Market index and Dow Jones U.S. Financial Services index on October 31, 2003 and assumes reinvestment of dividends.

COMPARISON OF 32 MONTH CUMULATIVE TOTAL RETURN
AMONG THE FIRST MARBLEHEAD CORPORATION, THE DOW JONES U.S. TOTAL MARKET
INDEX AND THE DOW JONES U.S. FINANCIAL SERVICES INDEX

	Cumulative Total Return
	10/31/03	6/30/04	6/30/05	6/30/06
The First Marblehead Corporation	$100.00	$181.76	$158.28	$260.68
Dow Jones U.S. Total Market	100.00	110.13	118.19	130.41
Dow Jones U.S. Financial Services	100.00	104.67	109.50	137.89

In accordance with the rules of the SEC, cumulative total return data for our common stock is based on the closing sale price of our common stock on the New York Stock Exchange of $22.15 per share on October 31, 2003, rather than the initial public offering price of $16.00 per share.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than ten percent of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities. Based solely on our review of copies of reports filed by the reporting persons furnished to us, or written representations from reporting persons, we believe that during fiscal 2006, the reporting persons complied with all Section 16(a) filing requirements.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write to us at the following address or phone number:

The First Marblehead Corporation
The Prudential Tower
800 Boylston Street, 34th Floor
Boston, Massachusetts 02199
Attention: Investor Relations
(617) 638-2000

If you would like to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

The board hopes that stockholders will attend the meeting. Whether or not you plan to attend, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated.

By order of the Board of Directors,

Donald R. Peck
Secretary

October 2, 2006

APPENDIX A

THE FIRST MARBLEHEAD CORPORATION

EXECUTIVE INCENTIVE COMPENSATION PLAN

[Sections 6.4 and 7.3 are marked to highlight amendments subject to stockholder approval]

i

THE FIRST MARBLEHEAD CORPORATION

EXECUTIVE INCENTIVE COMPENSATION PLAN

Article 1. Name

This plan shall be known as the “Executive Incentive Compensation Plan” (the “Plan”).

Article 2. Purpose and Intent

The First Marblehead Corporation established this Plan effective July 1, 2004 for the purpose of providing certain of its executive officers with annual and long-term incentive compensation based on the annual or long-term performance of the Company measured by an objective corporate performance measure(s). The intent of the Plan is to provide “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code. The provisions of the Plan shall be construed and interpreted to effectuate such intent.

Article 3. Definitions

For purposes of the Plan, the following terms shall have the following meanings:

3.1   “Affiliate”   means any corporation, partnership, limited liability company or partnership, association, trust or other entity or organization which, directly or indirectly, controls, is controlled by, or is under common control with the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than fifty percent (50%) of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

3.2   “Annual Incentive Award”   means an award to a Covered Employee pursuant to Article 6 and which covers a period of time equal to or less than twelve (12) months.

3.3   “Board” or “Board of Directors”   means the Board of Directors of the Company.

3.4   “Code”   means the Internal Revenue Code of 1986, as amended from time to time, and references thereto shall include the valid Treasury regulations thereunder.

3.5   “Committee”   means all of the members of the Compensation Committee of the Board, or any other committee delegated by the Board or the Compensation Committee of the Board to handle compensation matters, who are Outside Directors.

3.6   “Company”   means The First Marblehead Corporation, a Delaware corporation, and any successor thereto.

3.7   “Covered Employee”   means any key Employee of the Company who is or may become a “Covered Employee,” as defined in Section 162(m) of the Code, and who is designated, either as an individual Employee or class of Employees, by the Committee within the shorter of (i) ninety (90) days after the beginning of the Plan Year for Annual Incentive Awards or the Long-Term Performance Period for Long-Term Incentive Awards, or (ii) twenty-five percent (25%) of the period of service which has elapsed, as a “Covered Employee” under the Plan for such applicable performance period.

3.8   “Employee”   means any employee of the Company, its Affiliates, and/or its Subsidiaries.

3.9   “Long-Term Incentive Award”   means an award granted to a Covered Employee pursuant to Article 7 and which covers a Long-Term Performance Period.

3.10 “Long-Term Performance Period”   means a period of time greater than twelve (12) months during which performance goal(s) established by the Committee based on one or more Performance Measures must be met.

3.11 “Operating Income”   means, with respect to a Plan Year, “income from operations” of the Company determined by the Company’s certified public accountants in accordance with generally accepted accounting principles for purposes of inclusion in the Company’s Annual Report to Stockholders for such Plan Year. The determination of Operating Income by the Company’s certified public accountants shall be final and binding on all persons.

3.12 “Outside Director”   means a member of the Board who is an “outside director” within the meaning of Section 162(m)(4)(C)(i) of the Code and regulations promulgated thereunder.

3.13 “Performance-Based Compensation”   means compensation that satisfies the requirements of Section 162(m) of the Code for deductibility of remuneration paid to Covered Employees as “performance-based compensation”.

3.14 “Performance Measures”   means measures as described in Article 8 on which the performance goals are based and which are approved by the Company’s shareholders pursuant to this Plan in order to qualify Long-Term Incentive Awards as Performance-Based Compensation.

3.15 “Plan Year”   means the shorter of the (i) fiscal year of the Company beginning July 1 and ending June 30, or (ii) the period of service.

3.16 “Subsidiary”   means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

Article 4. Administration

The Committee shall be responsible for administering the Plan. The Committee shall have all of the powers necessary to enable it to properly carry out its duties under the Plan. Not in limitation of the foregoing, the Committee shall have the power to construe and interpret the Plan and to determine all questions that shall arise thereunder. The Committee shall have such other and further specified duties, powers, authority, and discretion as are elsewhere in the Plan either expressly or by necessary implication conferred upon it. The Committee may appoint such agents, who need not be members of the Committee, as it may deem necessary for the effective performance of its duties, and may delegate to such agents such powers and duties as the Committee may deem expedient or appropriate that are not inconsistent with the intent of the Plan or the requirements of Section 162(m). The decision of the Committee upon all matters within its scope of authority shall be final and conclusive on all persons, except to the extent otherwise provided by law.

Article 5. Applicable Limits

5.1   Annual Incentive Award.   The maximum aggregate amount awarded or credited in any one Plan Year to a Covered Employee with respect to an Annual Incentive Award shall be determined in accordance with Section 6.1.

5.2   Long-Term Incentive Awards.   The maximum aggregate amount awarded or credited in any one Plan Year to a Covered Employee with respect to Long-Term Incentive Awards to a Covered Employee in a Plan Year may not exceed ten million dollars ($10,000,000).

Article 6. Annual Incentive Awards

6.1   Establishment of Incentive Pool.   The Committee may designate Covered Employees who are eligible to receive a monetary payment in any Plan Year based on a percentage of an incentive pool equal to five percent (5%) of the Company’s Operating Income for the Plan Year. The Committee shall allocate an incentive pool percentage to each designated Covered Employee for each Plan Year. In no event may (i) the incentive pool percentage for any one Covered Employee exceed fifty percent (50%) of the total pool, and (ii) the sum of the incentive pool percentages for all Covered Employees cannot exceed one hundred percent (100%) of the total pool.

6.2   Determination of Covered Employees’ Portions.   As soon as possible after the determination of the incentive pool for a Plan Year, the Committee shall calculate each Covered Employee’s allocated portion of the incentive pool (the “Incentive Pool Allocation”) based upon the percentage established at the beginning of the Plan Year and subject to the limit pursuant to Section 6.1. Each Covered Employee’s Annual Incentive Award then shall be determined by the Committee based on the Covered Employee’s Incentive Pool Allocation subject to adjustment in the sole discretion of the Committee pursuant to Section 6.3. In no event may the portion of the Incentive Pool Allocation to a Covered Employee be increased in any way, including as a result of the reduction of any other Covered Employee’s allocated portion.

6.3   Adjustment of Incentive Pool Allocation.   The Incentive Pool Allocation to a Covered Employee pursuant to Section 6.2 may not be adjusted upward. The Committee shall have full discretion to adjust such Incentive Pool Allocation downward (including without limitation the discretion to reduce such Incentive Pool Allocation to zero), on such basis as the Committee determines in its sole discretion.

6.4   Form and Timing of Payment.   The Incentive Pool Allocation, as adjusted pursuant to Section 6.3, shall be paid ~~in cash~~ as soon as possible after the end of the Plan Year, subject to written certification by the Committee of the amount of Operating Income for such Plan Year in accordance with Section 162(m)(4)(C)(iii) of the Code. ~~However, the~~Notwithstanding any other provision of the Plan, payment shall be made in the form of cash, an equity award under the Company’s 2003 Stock Incentive Plan, or any other similar plan that has been approved by the stockholders of the Company at the time of such payment, or a combination of cash and such an equity award, in each case in the discretion of the Committee. For purposes of this Section 6.4, underlying such equity award will be a number of shares of the Common Stock of the Company equal in value to the portion of the adjusted Incentive Pool Allocation that would have otherwise been paid to the Covered Employee in cash. Any such equity award shall be on such additional terms, including vesting terms, as the Committee may determine in the agreement evidencing such award. The Committee may permit or require a Covered Employee to defer the receipt of ~~the~~any payment ~~of cash~~under the Plan that would otherwise be payable to the Covered Employee. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.

6.5   Tax Withholding.   The Company shall have the power and the right to deduct or withhold, or require the Covered Employee to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

6.6   Termination of Employment.   The Committee shall determine the extent to which a Covered Employee shall have the right to receive payment for his or her Annual Incentive Awards following termination of the Covered Employee’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in an award agreement entered into with each Covered Employee, but need not be uniform among all Annual Incentive Awards granted pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

Article 7. Long-Term Incentive Awards

7.1   Grant of Long-Term Incentive Awards.   Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Long-Term Incentive Awards to Participants in such amounts and upon such terms, including the achievement of specific performance goals, as the Committee may determine.

7.2   Value of Long-Term Incentive Awards.   Each Long-Term Incentive Award shall specify a payment amount or payment range as determined by the Committee subject to the achievement of certain performance goal(s) established by the Committee, based on one or more Performance Measures. The number and/or value of Long-Term Incentive Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met during the applicable Long-Term Performance Period.

7.3   Payment of Long-Term Incentive Awards.   ~~Payment~~Notwithstanding any other provision of the Plan, payment, if any, with respect to a Long-Term Incentive Award shall be made in ~~cash in~~ accordance with the terms of the Award, as the Committee determines. Payments shall be made in cash, an equity award under the Company’s 2003 Stock Incentive Plan, or any other similar plan that has been approved by the stockholders of the Company at the time of such payment, or a combination of cash and such an equity award, in each case in the discretion of the Committee. For purposes of this Section 7.3, underlying such equity award will be a number of shares of the Common Stock of the Company equal in value to the portion of the adjusted Long-Term Incentive Award that would have otherwise been paid to the Covered Employee in cash. Any such equity award shall be on such additional terms, including vesting terms, as the Committee may determine in the agreement evidencing such award.

7.4   Termination of Employment.   The Committee shall determine the extent to which a Covered Employee shall have the right to receive payment for his or her Long-Term Incentive Awards following termination of the Covered Employee’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in an award agreement entered into with each Participant, but need not be uniform among all Long-Term Incentive Awards granted pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

Article 8. Performance Measures

8.1   Performance Measures.   Unless and until the Committee proposes for shareholder vote and the shareholders approve a change in the general Performance Measures set forth in this Article 8, the performance goals upon which the payment or vesting of a Long-Term Incentive Award to a Covered Employee (other than an Annual Incentive Award awarded or credited pursuant to Article 6) that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a)           Net earnings or net income (before or after taxes);

(b)          Earnings per share;

(c)           Net service revenue or revenue growth;

(d)          Net income from operations;

(e)           Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

(f)             Cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on equity);

(g)           Earnings before or after taxes, interest, depreciation, and/or amortization;

(h)          Productivity ratios;

(i)             Share price (including, but not limited to, growth measures and total shareholder return);

(j)              Expense targets;

(k)          Margins;

(l)             Operating efficiency;

(m)      Market share;

(n)          Client satisfaction;

(o)          Working capital targets; and

(p)          Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital).

Any Performance Measure(s) may be used to measure the performance of the Company, Subsidiary, and/or Affiliate as a whole or any business unit of the Company, Subsidiary, and/or Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (i) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 8.

8.2   Evaluation of Performance.   The Committee may provide in any such Long-Term Incentive Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses. These inclusions or exclusions shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

8.3   Adjustment of Performance-Based Compensation.   Long-Term Incentive Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

8.4   Committee Discretion.   In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Long-Term Incentive Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 8.1.

Article 9. Beneficiary Designation

Each Covered Employee under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Covered Employee, shall be in a form prescribed by the Committee, and will be effective only when filed by the Covered Employee in writing with the Company during the Covered Employee’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Covered Employee’s death shall be paid to the Covered Employee’s estate.

Article 10. Stockholder Approval

The effectiveness of the Plan is subject to the approval of the stockholders of the Company to the extent required by Section 162(m)(4)(C)(ii) of the Code.

Article 11. Amendment, Modification, and Termination of the Plan

The Board may amend, modify, or terminate the Plan at any time, provided that no amendment, modification, or termination of the Plan shall reduce the amount payable to a Covered Employee under the Plan as of the date of such amendment, modification, or termination. No amendment which would require stockholder approval under Section 162(m) of the Code may be effected without such stockholder approval.

Article 12. Applicable Law

The Plan shall be construed, administered, regulated, and governed in all respects under and by the laws of the United States to the extent applicable, and to the extent such laws are not applicable, by the laws of the state of Delaware.

Article 13. Miscellaneous

A Covered Employee’s rights and interests under the Plan may not be assigned or transferred by the Covered Employee. To the extent the Covered Employee acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. Nothing contained herein shall be deemed to create a trust of any kind or any fiduciary relationship between the Company and the Covered Employee. Designation as a Covered Employee in the Plan shall not entitle or be deemed to entitle a Covered Employee to continued employment with the Company.

The First Marblehead Corporation

000000000.000 ext
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MR A SAMPLE		000000000.000 ext
DESIGNATION (IF ANY)		000000000.000 ext
ADD 1		000000000.000 ext
ADD 2	Least Address Line	000000000.000 ext
ADD 3		000000000.000 ext
ADD 4
ADD 5
ADD 6		C 1234567890 J N T

☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A.   Election of Directors

The Board of Directors recommends a vote FOR all director nominees.

1.                  Elect nine directors for terms to expire at the next Annual Meeting of Stockholders

		For	Withhold			For	Withhold			For	Withhold
01 -	Leslie L. Alexander	☐	☐	04 -	Dort A. Cameron III	☐	☐	07 -	William D. Hansen	☐	☐
02 -	Stephen E. Anbinder	☐	☐	05 -	George G. Daly	☐	☐	08 -	Jack L. Kopnisky	☐	☐
03 -	William R. Berkley	☐	☐	06 -	Peter S. Drotch	☐	☐	09 -	Peter B. Tarr	☐	☐

B.   Issues

The Board of Directors recommends a vote FOR proposal two.

		For	Against	Abstain
2.	Approve an amendment to the Executive Incentive	☐	☐	☐	Mark this box with an X if you plan to	☐

Compensation Plan to enable qualified performance-based compensation granted pursuant to the plan to be settled in either cash or equity securities of an equivalent value issued under First Marblehead’s current or future equity plans approved by stockholders, or a combination of cash and such equity securities attend the Annual Meeting.

The Board of Directors recommends a vote FOR proposal three.

		For	Against	Abstain
3.	Ratify the appointment of KPMG LLP as First	☐	☐	☐	Mark this box with an X if you have	☐
	Marblehead’s independent registered public accounting				made comments below.
firm for the fiscal year ending June 30, 2007

C.   Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Note: The signature(s) on this proxy should correspond exactly with the stockholder’s name as printed above and to the left. In the case of joint tenants, co-executors or co-trustees, both should sign. When signing as attorney, executor, administrator, trustee, guardian, authorized officer or other fiduciary, please give your full title as such.

Date (mm/dd/yyyy)	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box

Proxy - The First Marblehead Corporation

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD NOVEMBER 9, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby revoke(s) all prior proxies and appoint(s) Donald R. Peck and Peter B. Tarr, and each of them, attorneys of the undersigned (the “proxy holders”), with full power of substitution, for and in the name(s) of the undersigned to (1) attend the 2006 annual meeting of stockholders (the “Meeting”) of The First Marblehead Corporation (the “Company”) to be held at The Cornell Club—New York, 6 East 44th Street, New York, New York 10017, at 12:00 p.m. (local time), on Thursday, November 9, 2006, and any adjourned sessions thereof, and (2) vote all shares of common stock of the Company that the undersigned would be entitled to vote, with all powers the undersigned would possess, if personally present. Each of the following matters is proposed by the Company, and none of the matters is related to or conditioned on the approval of the other matters.

In their discretion, the proxy holders are authorized to vote on such other matters as may properly come before the Meeting or any adjournment thereof.

If this proxy is properly executed, the shares represented by this proxy will be voted as directed by the undersigned. If no direction is given with respect to any of the director nominees or proposals specified on the reverse side, this proxy will be voted “FOR” each director nominee and proposal.

Attendance of the undersigned at the Meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereat the intention of the undersigned to vote said shares in person. If the undersigned hold(s) any of the shares of the Company in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

CONTINUED AND TO BE DATED AND SIGNED ON REVERSE SIDE